SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                            LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    512815101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 AUGUST 10, 2005
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 87 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 5,390,100 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 5,390,100 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,390,100 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 2 of 87 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 5,390,100 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 5,390,100 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,390,100 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.0%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 3 of 87 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 324,130 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 324,130 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         324,130 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 4 of 87 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 324,130 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 324,130 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         324,130 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 5 of 87 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 5,714,230 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 5,714,230 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,714,230 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 5,390,100 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 324,130 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

CUSIP No. 512815101                                           Page 6 of 87 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            5,714,230 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 5,714,230 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,714,230 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 7 of 87 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            5,714,230 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 5,714,230 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,714,230 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 8 of 87 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            5,714,230 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 5,714,230 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         5,714,230 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                              Page 9 of 87 pages


ITEM 1. SECURITY AND ISSUER.

         This statement relates to the shares of Class A common stock, par value $0.001 per share ("Shares"), of Lamar Advertising Company, a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 5551 Corporate Boulevard, Baton Rouge, Louisiana 70808.

ITEM 2.  IDENTITY AND BACKGROUND.

         (a) The undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), San Francisco Partners II, L.P., a California limited partnership ("SFP"), SF Advisory Partners, L.P., a Delaware limited partnership ("SF Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), John H. Scully ("JHS"), William E. Oberndorf ("WEO") and William J. Patterson ("WJP"). SPO, SPO Advisory Partners, SFP, SF Advisory Partners, SPO Advisory Corp., JHS, WEO and WJP are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

         (b) - (c)

         SPO

         SPO is a Delaware limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of SPO, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SPO Advisory Partners, the sole general partner of SPO, is set forth below.

         SPO ADVISORY PARTNERS

         SPO Advisory Partners is a Delaware limited partnership, the principal business of which is serving as the sole general partner of SPO. The principal business address of SPO Advisory Partners, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SPO Advisory Corp., the sole general partner of SPO Advisory Partners, is set forth below.

         SFP

         SFP is a California limited partnership, the principal business of which is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of SFP, which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SF Advisory Partners, the sole general partner of SFP, is set forth below.

         SF ADVISORY PARTNERS

         SF Advisory Partners is a Delaware limited partnership, the principal business of which is serving as the sole general partner of SFP. The principal business address of SF Advisory Partners,

                                                             Page 10 of 87 pages


which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to SPO Advisory Corp., the sole general partner of SF Advisory Partners, is set forth below.

         SPO ADVISORY CORP.

         SPO Advisory Corp. is a Delaware corporation, the principal business of which is serving as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners. The principal business address of SPO Advisory Corp., which also serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. Pursuant to Instruction C to Schedule 13D of the Act, certain information with respect to JHS, WEO and WJP, the three controlling persons of SPO Advisory Corp., is set forth below.

         JHS

         JHS' business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co., a Delaware corporation. The principal business of SPO Partners & Co. is operating as an investment firm. The principal business address of SPO Partners & Co., which serves as its principal office, is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. JHS is one of three controlling persons of SPO Advisory Corp., the sole general partner of each of SPO Advisory Partners and SF Advisory Partners.

         WEO

         WEO's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co. WEO is one of three controlling persons of SPO Advisory Corp., the sole general partner of SPO Advisory Partners and SF Advisory Partners.

         WJP

         WJP's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is serving as a managing director of SPO Partners & Co. WJP is one of three controlling persons of SPO Advisory Corp., the sole general partner of SPO Advisory Partners and SF Advisory Partners.

         (d) None of the entities or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the entities or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

                                                             Page 11 of 87 pages


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                           SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------          ---------------------------           ---------------
SPO                            Contributions from Partners           $226,841,150
SPO Advisory Partners          Not Applicable                        Not Applicable
SFP                            Contributions from Partners           $13,656,171
SF Advisory Partners           Not Applicable                        Not Applicable
SPO Advisory Corp.             Not Applicable                        Not Applicable
JHS                            Not Applicable                        Not Applicable
WEO                            Not Applicable                        Not Applicable
WJP                            Not Applicable                        Not Applicable

ITEM 4.  PURPOSE OF TRANSACTION.

         The Reporting Persons have acquired the Shares reported herein for investment purposes. Consistent with such purpose, the Reporting Persons have had, and may have in the future, discussions with management of the Issuer and may make suggestions concerning the Issuer's operations, prospects, business and financial strategies, assets and liabilities, business and financing alternatives and such other matters as the Reporting Persons may deem relevant to their investments in the Shares and other securities of the Issuer. Each Reporting Person expects that it will, from time to time, review its investment position in the Issuer and may, depending on market and other conditions, increase or decrease its investment position in the Shares or other securities of the Issuer.

         Whether the Reporting Persons purchase any additional Shares or other securities of the Issuer or dispose of any Shares or other securities of the Issuer, and the amount and timing of any such transactions, will depend upon the Reporting Persons' individual continuing assessments of pertinent factors, including the availability of Shares or other securities of the Issuer for purchase at particular price levels, the Issuer's and the particular Reporting Person's business and prospects, other business investment opportunities available to the particular Reporting Person, economic conditions, stock market conditions, money market conditions, the attitudes and actions of the Board of Directors and management of the Issuer, the availability and nature of opportunities to dispose of the particular Reporting Person's interest in the Issuer, to realize trading profits or minimize trading losses, and other plans and requirements of the particular Reporting Person. Depending upon its individual assessments of these factors from time to time, each Reporting Person may change its present intentions as stated above, including determining to acquire additional Shares or other securities of the Issuer (by means of open market or privately negotiated purchases) or to dispose of some or all of the Shares or other securities of the Issuer held by or under the control of such Reporting Person. In addition, each Reporting Person may from time to time enter into equity swap or other derivative transactions with respect to its investment in the Shares or other securities of the Issuer.

         Except as set forth in this Item 4, the Reporting Persons have no present plans or proposals that relate to or that would result in any of the actions specified in clauses (a) through (j) of Item 4 of Schedule 13D of the Act.

                                                             Page 12 of 87 pages

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 90,062,811 total outstanding shares of Class A common stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on August 8, 2005.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 5,390,100 Shares, which constitutes approximately 6.0% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 5,390,100 Shares, which constitutes approximately 6.0% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 324,130 Shares, which constitutes approximately
0.4% of the outstanding Shares.

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 324,130 Shares, which constitutes approximately 0.4% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 5,714,230
Shares in the aggregate, which constitutes approximately 6.3% of the outstanding Shares.

         JHS

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 5,714,230 Shares, which constitutes approximately 6.3% of the outstanding Shares.

         WEO

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 5,714,230 Shares, which constitutes approximately 6.3% of the outstanding Shares.

                                                             Page 13 of 87 pages


         WJP

         Because of his position as a control person of SPO Advisory Corp., WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 5,714,230 Shares, which constitutes approximately 6.3% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,390,100 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,390,100
Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 324,130 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 324,130 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 5,714,230 Shares in the aggregate.

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 5,714,230 Shares held by SPO and SFP in the aggregate.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 5,714,230 Shares held by SPO and SFP in the aggregate.

                                                             Page 14 of 87 pages


         WJP

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 5,714,230 Shares held by SPO and SFP in the aggregate.

         (c) Within the past 60 days of the date of this statement, Reporting Persons purchased Shares in open market transactions on the Nasdaq National Market as set forth on Schedule I attached hereto.

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Except as set forth herein or in the Exhibits filed herewith, there are no other contracts, arrangements, understandings or relationships of the type required to be disclosed in response to Item 6 of Schedule 13D of the Act with respect to the Shares owned by the Reporting Persons.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit A:        Agreement pursuant to Rule 13d-1 (k)

Exhibit B:        Power of Attorney

                                                             Page 15 of 87 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated August 22, 2005                      By:     /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)

                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity is filed
                                           as Exhibit B.

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
                                                                                                       Page 16 of 87 pages
                                                   SCHEDULE I TO
                                      SCHEDULE 13D FOR SPO PARTNERS II, L.P.

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/20/2005           Buy                    282           42.78     Open Market/Broker

SPO Partners II, L.P.              6/20/2005           Buy                    707           42.80     Open Market/Broker

SPO Partners II, L.P.              6/20/2005           Buy                  2,145           42.81     Open Market/Broker

SPO Partners II, L.P.              6/20/2005           Buy                  1,410           42.83     Open Market/Broker

SPO Partners II, L.P.              6/20/2005           Buy                  1,410           42.84     Open Market/Broker

SPO Partners II, L.P.              6/20/2005           Buy                    114           42.86     Open Market/Broker

SPO Partners II, L.P.              6/20/2005           Buy                  1,443           42.87     Open Market/Broker

SPO Partners II, L.P.              6/20/2005           Buy                  1,410           42.88     Open Market/Broker

SPO Partners II, L.P.              6/20/2005           Buy                    479           42.89     Open Market/Broker

San Francisco Partners, L.P.       6/20/2005           Buy                     18           42.78     Open Market/Broker

San Francisco Partners, L.P.       6/20/2005           Buy                     45           42.80     Open Market/Broker

San Francisco Partners, L.P.       6/20/2005           Buy                    137           42.81     Open Market/Broker

San Francisco Partners, L.P.       6/20/2005           Buy                     90           42.83     Open Market/Broker

San Francisco Partners, L.P.       6/20/2005           Buy                     90           42.84     Open Market/Broker

San Francisco Partners, L.P.       6/20/2005           Buy                      7           42.86     Open Market/Broker

San Francisco Partners, L.P.       6/20/2005           Buy                     92           42.87     Open Market/Broker

San Francisco Partners, L.P.       6/20/2005           Buy                     90           42.88     Open Market/Broker

San Francisco Partners, L.P.       6/20/2005           Buy                     31           42.89     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                     94           42.09     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    376           42.10     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    282           42.11     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    846           42.14     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    188           42.17     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    470           42.22     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                     94           42.23     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    291           42.26     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    179           42.27     Open Market/Broker

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
                                                                                                       Page 17 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/21/2005           Buy                    509           42.30     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    346           42.31     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                     49           42.32     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                      9           42.33     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    882           42.34     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    658           42.35     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    376           42.36     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    846           42.39     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                     85           42.40     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  1,222           42.44     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    866           42.45     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  1,034           42.46     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  2,162           42.47     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    470           42.48     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    474           42.49     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  7,403           42.50     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    470           42.61     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    752           42.65     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  2,538           42.67     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  2,914           42.68     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  2,162           42.69     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  2,071           42.70     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    860           42.71     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  1,974           42.72     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  2,051           42.73     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  1,983           42.74     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  5,050           42.75     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    942           42.76     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    321           42.77     Open Market/Broker

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
                                                                                                       Page 18 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/21/2005           Buy                    159           42.78     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  2,247           42.79     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                  1,284           42.80     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    940           42.81     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    282           42.83     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                     94           42.84     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                    420           42.86     Open Market/Broker

SPO Partners II, L.P.              6/21/2005           Buy                     75           42.88     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                      6           42.09     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     24           42.10     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     18           42.11     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     54           42.14     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     12           42.17     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     30           42.22     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                      6           42.23     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     19           42.26     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     11           42.27     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     33           42.30     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     22           42.31     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                      3           42.32     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                      1           42.33     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     56           42.34     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     42           42.35     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     24           42.36     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     54           42.39     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                      5           42.40     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     78           42.44     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     55           42.45     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     66           42.46     Open Market/Broker

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
                                                                                                       Page 19 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       6/21/2005           Buy                    138           42.47     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     30           42.48     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     30           42.49     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                    472           42.50     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     30           42.61     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     48           42.65     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                    162           42.67     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                    186           42.68     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                    138           42.69     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                    132           42.70     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     55           42.71     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                    126           42.72     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                    131           42.73     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                    127           42.74     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                    322           42.75     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     60           42.76     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     20           42.77     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     10           42.78     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                    143           42.79     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     82           42.80     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     60           42.81     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     18           42.83     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                      6           42.84     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     27           42.86     Open Market/Broker

San Francisco Partners, L.P.       6/21/2005           Buy                     28           42.88     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                     94           41.99     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  2,726           42.00     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  4,233           42.01     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    940           42.02     Open Market/Broker

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
                                                                                                       Page 20 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/22/2005           Buy                  2,169           42.03     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,366           42.04     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                 10,093           42.05     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    660           42.06     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  2,442           42.07     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,222           42.08     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,598           42.09     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  2,068           42.10     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    564           42.11     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    470           42.13     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,137           42.14     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  6,533           42.15     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    101           42.16     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    573           42.17     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    282           42.18     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    713           42.19     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    889           42.20     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                     94           42.21     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    282           42.22     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    573           42.23     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,161           42.24     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,410           42.25     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  4,520           42.26     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,452           42.27     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,085           42.28     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    564           42.30     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    282           42.31     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    277           42.32     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  2,260           42.33     Open Market/Broker

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
                                                                                                       Page 21 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/22/2005           Buy                    188           42.34     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    280           42.35     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    622           42.36     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    470           42.37     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,803           42.39     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    169           42.44     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                      8           42.45     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    282           42.46     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    489           42.49     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,769           42.60     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    487           42.62     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    453           42.63     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                     94           42.65     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                     94           42.71     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,410           42.74     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                  1,128           42.75     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    372           42.84     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    286           42.86     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                     94           42.89     Open Market/Broker

SPO Partners II, L.P.              6/22/2005           Buy                    469           42.94     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                      6           41.99     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    174           42.00     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    270           42.01     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     60           42.02     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    138           42.03     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     87           42.04     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    644           42.05     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     42           42.06     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    156           42.07     Open Market/Broker

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
                                                                                                       Page 22 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       6/22/2005           Buy                     78           42.08     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    102           42.09     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    132           42.10     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     36           42.11     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     30           42.13     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     73           42.14     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    417           42.15     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                      6           42.16     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     37           42.17     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     18           42.18     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     45           42.19     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     57           42.20     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                      6           42.21     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     18           42.22     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     37           42.23     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     74           42.24     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     90           42.25     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    288           42.26     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     93           42.27     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     69           42.28     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     36           42.30     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     18           42.31     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     18           42.32     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    144           42.33     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     12           42.34     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     18           42.35     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     40           42.36     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     30           42.37     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    115           42.39     Open Market/Broker

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
                                                                                                       Page 23 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       6/22/2005           Buy                     11           42.44     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     18           42.46     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     31           42.49     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                    113           42.60     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     31           42.62     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     29           42.63     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                      6           42.65     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                      6           42.71     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     90           42.74     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     72           42.75     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     24           42.84     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     18           42.86     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                      6           42.89     Open Market/Broker

San Francisco Partners, L.P.       6/22/2005           Buy                     31           42.94     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                     49           41.48     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    568           41.56     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                      9           41.57     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    470           41.58     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    564           41.59     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,622           41.60     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  2,162           41.61     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,323           41.62     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                     94           41.63     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    384           41.64     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    188           41.65     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    368           41.66     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,073           41.67     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    122           41.68     Open Market/Broker

                                                                                                       Page 24 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/23/2005           Buy                    376           41.69     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    109           41.70     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                     49           41.71     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    529           41.72     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    153           41.75     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    103           41.76     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    207           41.77     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    282           41.78     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,147           41.80     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    928           41.81     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    940           41.82     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                     94           41.83     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    149           41.85     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                      9           41.86     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  2,884           41.87     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  3,596           41.88     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  5,289           41.90     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,685           41.91     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    944           41.92     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  2,999           41.93     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    367           41.94     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,433           41.95     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  2,761           41.96     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                     59           41.97     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    940           42.00     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,927           42.01     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    564           42.03     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    282           42.05     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  3,290           42.08     Open Market/Broker

                                                                                                       Page 25 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/23/2005           Buy                  1,128           42.09     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,504           42.10     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    515           42.11     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  3,290           42.12     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                     82           42.17     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,014           42.18     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,516           42.19     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  3,979           42.20     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  2,019           42.21     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  3,807           42.22     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  2,711           42.23     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,895           42.24     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  6,580           42.25     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,128           42.31     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,410           42.34     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                     94           42.38     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,597           42.40     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,411           42.41     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                  1,504           42.42     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    940           42.44     Open Market/Broker

SPO Partners II, L.P.              6/23/2005           Buy                    585           42.53     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                      3           41.48     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     36           41.56     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                      1           41.57     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     30           41.58     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     36           41.59     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    103           41.60     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    138           41.61     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     84           41.62     Open Market/Broker

                                                                                                       Page 26 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       6/23/2005           Buy                      6           41.63     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     24           41.64     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     12           41.65     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     24           41.66     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     68           41.67     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                      8           41.68     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     24           41.69     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                      7           41.70     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                      3           41.71     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     34           41.72     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     10           41.75     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                      7           41.76     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     13           41.77     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     18           41.78     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     73           41.80     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     59           41.81     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     60           41.82     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                      6           41.83     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                      9           41.85     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                      1           41.86     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    184           41.87     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    230           41.88     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    338           41.90     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    108           41.91     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     60           41.92     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    191           41.93     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     23           41.94     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     91           41.95     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    176           41.96     Open Market/Broker

                                                                                                       Page 27 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       6/23/2005           Buy                      4           41.97     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     60           42.00     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    123           42.01     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     36           42.03     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     18           42.05     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    210           42.08     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     72           42.09     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     96           42.10     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     33           42.11     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    210           42.12     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                      5           42.17     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     65           42.18     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     97           42.19     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    254           42.20     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    129           42.21     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    243           42.22     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    173           42.23     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    121           42.24     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    420           42.25     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     72           42.31     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     90           42.34     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                      6           42.38     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                    102           42.40     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     90           42.41     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     96           42.42     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     60           42.44     Open Market/Broker

San Francisco Partners, L.P.       6/23/2005           Buy                     17           42.53     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                    352           41.62     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  1,810           41.63     Open Market/Broker

                                                                                                       Page 28 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/24/2005           Buy                  1,410           41.64     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  1,875           41.65     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  1,351           41.66     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  3,260           41.67     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  1,641           41.68     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  1,128           41.69     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  2,132           41.70     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  3,042           41.71     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                     45           41.72     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                    282           41.73     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                    752           41.74     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                    188           41.75     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  1,880           41.76     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                    888           41.77     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                     54           41.78     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  3,008           41.80     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                    564           41.81     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  1,410           41.89     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  1,274           41.90     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                    478           41.91     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                    834           41.93     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  3,196           41.94     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  1,363           41.95     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  5,014           41.96     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  2,130           41.97     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  1,128           41.98     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                  1,428           41.99     Open Market/Broker

SPO Partners II, L.P.              6/24/2005           Buy                    583           42.00     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     22           41.62     Open Market/Broker

                                                                                                       Page 29 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       6/24/2005           Buy                    116           41.63     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     90           41.64     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                    120           41.65     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     86           41.66     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                    208           41.67     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                    105           41.68     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     72           41.69     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                    136           41.70     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                    194           41.71     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                      3           41.72     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     18           41.73     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     48           41.74     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     12           41.75     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                    120           41.76     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     57           41.77     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                      3           41.78     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                    192           41.80     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     36           41.81     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     90           41.89     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     81           41.90     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     30           41.91     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     53           41.93     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                    204           41.94     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     87           41.95     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                    320           41.96     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                    136           41.97     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     72           41.98     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     72           41.99     Open Market/Broker

San Francisco Partners, L.P.       6/24/2005           Buy                     17           42.00     Open Market/Broker

                                                                                                       Page 30 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/27/2005           Buy                  7,520           40.94     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  2,820           40.99     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  1,880           41.00     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  6,580           41.01     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  2,820           41.02     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                    940           41.04     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  5,640           41.05     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  1,880           41.06     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                 11,750           41.07     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  2,820           41.08     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                    940           41.09     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  2,350           41.10     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  3,290           41.11     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  3,760           41.12     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  4,230           41.13     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                    940           41.14     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  4,700           41.15     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  4,230           41.16     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  5,170           41.17     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  7,990           41.19     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                 12,220           41.20     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  6,110           41.21     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  3,290           41.22     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  9,400           41.23     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  8,930           41.25     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  1,880           41.27     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                    940           41.28     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                 29,610           41.30     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  2,820           41.31     Open Market/Broker

                                                                                                       Page 31 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/27/2005           Buy                  1,410           41.40     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  2,350           41.41     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  1,880           41.43     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  2,820           41.44     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                    940           41.69     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                  1,880           41.71     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                    940           41.73     Open Market/Broker

SPO Partners II, L.P.              6/27/2005           Buy                    930           41.75     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    480           40.94     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    180           40.99     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    120           41.00     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    420           41.01     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    180           41.02     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                     60           41.04     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    360           41.05     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    120           41.06     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    750           41.07     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    180           41.08     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                     60           41.09     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    150           41.10     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    210           41.11     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    240           41.12     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    270           41.13     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                     60           41.14     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    300           41.15     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    270           41.16     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    330           41.17     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    510           41.19     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    780           41.20     Open Market/Broker

                                                                                                       Page 32 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       6/27/2005           Buy                    390           41.21     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    210           41.22     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    600           41.23     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    570           41.25     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    120           41.27     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                     60           41.28     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                  1,890           41.30     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    180           41.31     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                     90           41.40     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    150           41.41     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    120           41.43     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    180           41.44     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                     60           41.69     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                    120           41.71     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                     60           41.73     Open Market/Broker

San Francisco Partners, L.P.       6/27/2005           Buy                     70           41.75     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                    940           41.48     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                    940           41.91     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  7,990           41.92     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  5,640           41.94     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                 10,810           41.95     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                    940           41.96     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  4,700           41.97     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  1,410           41.99     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                 19,740           42.00     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  2,350           42.06     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  6,580           42.07     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  6,580           42.09     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                 12,220           42.10     Open Market/Broker

                                                                                                       Page 33 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/28/2005           Buy                    940           42.12     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                    940           42.13     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                    940           42.25     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  1,880           42.40     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  2,068           42.45     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  4,700           42.46     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  3,290           42.47     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  1,410           42.49     Open Market/Broker

SPO Partners II, L.P.              6/28/2005           Buy                  5,492           42.50     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                     60           41.48     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                     60           41.91     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    510           41.92     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    360           41.94     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    690           41.95     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                     60           41.96     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    300           41.97     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                     90           41.99     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                  1,260           42.00     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    150           42.06     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    420           42.07     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    420           42.09     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    780           42.10     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                     60           42.12     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                     60           42.13     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                     60           42.25     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    120           42.40     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    132           42.45     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    300           42.46     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    210           42.47     Open Market/Broker

                                                                                                       Page 34 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       6/28/2005           Buy                     90           42.49     Open Market/Broker

San Francisco Partners, L.P.       6/28/2005           Buy                    308           42.50     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  1,880           42.40     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                    940           42.41     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                    940           42.45     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                    940           42.46     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                    940           42.47     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  1,410           42.51     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  5,640           42.55     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  1,880           42.56     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                    940           42.58     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                    940           42.59     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                    940           42.60     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  2,820           42.61     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  3,760           42.62     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  4,700           42.63     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  1,880           42.65     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  3,290           42.67     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  1,880           42.69     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  4,700           42.70     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  1,410           42.71     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                    940           42.72     Open Market/Broker

SPO Partners II, L.P.              6/29/2005           Buy                  3,230           42.75     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                    120           42.40     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                     60           42.41     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                     60           42.45     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                     60           42.46     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                     60           42.47     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                     90           42.51     Open Market/Broker

                                                                                                       Page 35 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       6/29/2005           Buy                    360           42.55     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                    120           42.56     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                     60           42.58     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                     60           42.59     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                     60           42.60     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                    180           42.61     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                    240           42.62     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                    300           42.63     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                    120           42.65     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                    210           42.67     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                    120           42.69     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                    300           42.70     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                     90           42.71     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                     60           42.72     Open Market/Broker

San Francisco Partners, L.P.       6/29/2005           Buy                    270           42.75     Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                    940           42.7400   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                  3,760           42.7500   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                    940           42.7700   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                    282           42.7865   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                    282           42.7989   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                  2,256           42.8000   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                  1,880           42.8100   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                  3,290           42.8200   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                    940           42.8300   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                    564           42.8500   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                    282           42.8533   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                     94           42.8700   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                  1,222           42.8800   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                  1,504           42.8900   Open Market/Broker

                                                                                                       Page 36 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              6/30/2005           Buy                    188           42.9000   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                  1,974           42.9100   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                  2,080           42.9200   Open Market/Broker

SPO Partners II, L.P.              6/30/2005           Buy                  6,222           42.9500   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                     60           42.7400   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                    240           42.7500   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                     60           42.7700   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                     18           42.7865   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                     18           42.7989   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                    144           42.8000   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                    120           42.8100   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                    210           42.8200   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                     60           42.8300   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                     36           42.8500   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                     18           42.8533   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                      6           42.8700   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                     78           42.8800   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                     96           42.8900   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                     12           42.9000   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                    126           42.9100   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                    133           42.9200   Open Market/Broker

San Francisco Partners, L.P.       6/30/2005           Buy                    378           42.9500   Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    526           42.30     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    219           42.31     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    376           42.38     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    841           42.39     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    470           42.40     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    905           42.42     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    752           42.43     Open Market/Broker

                                                                                                       Page 37 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              7/1/2005            Buy                    317           42.44     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                  3,809           42.45     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                  1,222           42.46     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                  3,927           42.47     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                  1,351           42.48     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                  1,982           42.49     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                  5,020           42.50     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                  4,819           42.51     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                  2,068           42.52     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                  1,878           42.74     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                     94           42.79     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                     48           42.80     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    305           42.82     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                      9           42.83     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    752           42.85     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    776           42.86     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                     20           42.87     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    376           42.88     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                    320           42.89     Open Market/Broker

SPO Partners II, L.P.              7/1/2005            Buy                  2,518           42.91     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     34           42.30     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     14           42.31     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     24           42.38     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     54           42.39     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     30           42.40     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     58           42.42     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     48           42.43     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     20           42.44     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                    243           42.45     Open Market/Broker

                                                                                                       Page 38 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       7/1/2005            Buy                     78           42.46     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                    251           42.47     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     86           42.48     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                    126           42.49     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                    320           42.50     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                    308           42.51     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                    132           42.52     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                    120           42.74     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                      6           42.79     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                      3           42.80     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     19           42.82     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                      1           42.83     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     48           42.85     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     50           42.86     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                      1           42.87     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     24           42.88     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                     20           42.89     Open Market/Broker

San Francisco Partners, L.P.       7/1/2005            Buy                    182           42.91     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                     94           42.20     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    752           42.21     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    731           42.22     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    192           42.23     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  1,428           42.24     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  3,844           42.25     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  2,404           42.26     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  1,305           42.27     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  4,733           42.28     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  2,760           42.29     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  3,889           42.30     Open Market/Broker

                                                                                                       Page 39 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              7/5/2005            Buy                     33           42.31     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  3,541           42.33     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  1,100           42.34     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  3,088           42.35     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                     94           42.36     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  1,034           42.37     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    188           42.38     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    188           42.39     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    470           42.40     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    188           42.41     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    376           42.42     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    470           42.43     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  3,478           42.44     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  1,410           42.45     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    986           42.46     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  1,410           42.47     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  2,995           42.48     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                  2,632           42.49     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    632           42.52     Open Market/Broker

SPO Partners II, L.P.              7/5/2005            Buy                    555           42.53     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                      6           42.20     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     48           42.21     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     47           42.22     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     12           42.23     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     91           42.24     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                    245           42.25     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                    153           42.26     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     83           42.27     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                    302           42.28     Open Market/Broker

                                                                                                       Page 40 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       7/5/2005            Buy                    176           42.29     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                    248           42.30     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                      2           42.31     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                    226           42.33     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     70           42.34     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                    197           42.35     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                      6           42.36     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     66           42.37     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     12           42.38     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     12           42.39     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     30           42.40     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     12           42.41     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     24           42.42     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     30           42.43     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                    222           42.44     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     90           42.45     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     63           42.46     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     90           42.47     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                    191           42.48     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                    168           42.49     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     40           42.52     Open Market/Broker

San Francisco Partners, L.P.       7/5/2005            Buy                     38           42.53     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    282           42.11     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    979           42.12     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    282           42.14     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  1,598           42.15     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    855           42.16     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  1,384           42.17     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  3,667           42.18     Open Market/Broker

                                                                                                       Page 41 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              7/6/2005            Buy                  1,726           42.19     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                 14,463           42.20     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    564           42.21     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  1,919           42.22     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  1,379           42.23     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  1,385           42.24     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  5,350           42.25     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  2,456           42.26     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  3,384           42.28     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  2,675           42.29     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    601           42.30     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  1,845           42.31     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  1,716           42.32     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    870           42.33     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  2,056           42.34     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  2,820           42.36     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                     94           42.37     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    752           42.38     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    658           42.39     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    171           42.40     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    470           42.42     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                     85           42.46     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    573           42.47     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  1,222           42.48     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  3,724           42.49     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  2,058           42.50     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                     94           42.52     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    566           42.53     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  1,145           42.54     Open Market/Broker

                                                                                                       Page 42 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              7/6/2005            Buy                    572           42.55     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    169           42.56     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    470           42.57     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                  1,416           42.60     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    459           42.64     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    846           42.65     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    514           42.67     Open Market/Broker

SPO Partners II, L.P.              7/6/2005            Buy                    186           42.69     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     18           42.11     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     63           42.12     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     18           42.14     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    102           42.15     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     55           42.16     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     88           42.17     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    234           42.18     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    110           42.19     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    923           42.20     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     36           42.21     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    123           42.22     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     88           42.23     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     88           42.24     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    341           42.25     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    157           42.26     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    216           42.28     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    171           42.29     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     38           42.30     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    118           42.31     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    109           42.32     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     55           42.33     Open Market/Broker

                                                                                                       Page 43 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       7/6/2005            Buy                    131           42.34     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    180           42.36     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                      6           42.37     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     48           42.38     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     42           42.39     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     11           42.40     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     30           42.42     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                      5           42.46     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     37           42.47     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     78           42.48     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    238           42.49     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                    131           42.50     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                      6           42.52     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     36           42.53     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     73           42.54     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     36           42.55     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     11           42.56     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     30           42.57     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     90           42.60     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     29           42.64     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     54           42.65     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     33           42.67     Open Market/Broker

San Francisco Partners, L.P.       7/6/2005            Buy                     14           42.69     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                  1,238           42.07     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                  1,671           42.08     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                  1,880           42.10     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    940           42.13     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    940           42.14     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                  5,170           42.22     Open Market/Broker

                                                                                                       Page 44 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              7/7/2005            Buy                    752           42.23     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    940           42.25     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    752           42.27     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                     94           42.28     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    246           42.29     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                  6,580           42.30     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                  4,321           42.31     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    191           42.32     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                  1,880           42.33     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                  1,786           42.34     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                  7,426           42.35     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    939           42.36     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                  1,880           42.37     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    940           42.40     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    940           42.41     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    940           42.42     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    940           42.43     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    376           42.45     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    397           42.50     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    282           42.51     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    846           42.53     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    188           42.61     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    658           42.62     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    302           42.64     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    940           42.65     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    867           42.69     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    188           42.73     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    470           42.74     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                  7,226           42.75     Open Market/Broker

                                                                                                       Page 45 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              7/7/2005            Buy                    775           42.84     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    188           42.85     Open Market/Broker

SPO Partners II, L.P.              7/7/2005            Buy                    211           43.10     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     79           42.07     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                    107           42.08     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                    120           42.10     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     60           42.13     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     60           42.14     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                    330           42.22     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     48           42.23     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     60           42.25     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     48           42.27     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                      6           42.28     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     16           42.29     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                    420           42.30     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                    276           42.31     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     12           42.32     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                    120           42.33     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                    114           42.34     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                    474           42.35     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     60           42.36     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                    120           42.37     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     60           42.40     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     60           42.41     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     60           42.42     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     60           42.43     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     24           42.45     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     25           42.50     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     18           42.51     Open Market/Broker

                                                                                                       Page 46 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       7/7/2005            Buy                     54           42.53     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     12           42.61     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     42           42.62     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     19           42.64     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     60           42.65     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     55           42.69     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     12           42.73     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     30           42.74     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                    461           42.75     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     93           42.84     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     12           42.85     Open Market/Broker

San Francisco Partners, L.P.       7/7/2005            Buy                     13           43.10     Open Market/Broker

SPO Partners II, L.P.              7/8/2005            Buy                    940           42.87     Open Market/Broker

SPO Partners II, L.P.              7/8/2005            Buy                    470           42.88     Open Market/Broker

SPO Partners II, L.P.              7/8/2005            Buy                  3,290           42.90     Open Market/Broker

SPO Partners II, L.P.              7/8/2005            Buy                    470           42.93     Open Market/Broker

SPO Partners II, L.P.              7/8/2005            Buy                    282           42.94     Open Market/Broker

SPO Partners II, L.P.              7/8/2005            Buy                    148           42.95     Open Market/Broker

San Francisco Partners, L.P.       7/8/2005            Buy                     60           42.87     Open Market/Broker

San Francisco Partners, L.P.       7/8/2005            Buy                     30           42.88     Open Market/Broker

San Francisco Partners, L.P.       7/8/2005            Buy                    210           42.90     Open Market/Broker

San Francisco Partners, L.P.       7/8/2005            Buy                     30           42.93     Open Market/Broker

San Francisco Partners, L.P.       7/8/2005            Buy                     18           42.94     Open Market/Broker

San Francisco Partners, L.P.       7/8/2005            Buy                     52           42.95     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                    188           42.74     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                    282           42.75     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                    376           42.76     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                    752           42.77     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                     94           42.78     Open Market/Broker

                                                                                                       Page 47 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              7/14/2005           Buy                    564           42.79     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                  9,024           42.80     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                    470           42.82     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                  2,068           42.83     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                    470           42.84     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                  2,256           42.85     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                  3,854           42.86     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                    376           42.87     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                    376           42.88     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                  1,034           42.89     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                 15,886           42.90     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                    566           42.91     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                    374           42.92     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                    376           42.93     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                  1,025           42.94     Open Market/Broker

SPO Partners II, L.P.              7/14/2005           Buy                  3,089           42.95     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     12           42.74     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     18           42.75     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     24           42.76     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     48           42.77     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                      6           42.78     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     36           42.79     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                    576           42.80     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     30           42.82     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                    132           42.83     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     30           42.84     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                    144           42.85     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                    246           42.86     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     24           42.87     Open Market/Broker

                                                                                                       Page 48 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       7/14/2005           Buy                     24           42.88     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     66           42.89     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                  1,014           42.90     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     36           42.91     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     24           42.92     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     24           42.93     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                     65           42.94     Open Market/Broker

San Francisco Partners, L.P.       7/14/2005           Buy                    221           42.95     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                     94           43.73     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                     94           43.76     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                     94           43.78     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    470           43.79     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    188           43.80     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    188           43.85     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    188           43.87     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    282           43.88     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    282           43.89     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    282           43.90     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                     94           43.91     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    376           43.92     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    188           43.93     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    282           43.94     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    188           43.95     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                      6           43.96     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    282           43.97     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    111           43.98     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    282           43.99     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    470           44.01     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    282           44.02     Open Market/Broker

                                                                                                       Page 49 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              7/27/2005           Buy                    282           44.03     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    354           44.11     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                     94           44.12     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                     94           44.14     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                     94           44.15     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                     94           44.17     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    376           44.18     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    328           44.22     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    742           44.23     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    369           44.25     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    282           44.26     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    282           44.27     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    564           44.28     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                  1,145           44.29     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                  4,700           44.30     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    846           44.31     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                  1,034           44.32     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                  2,679           44.33     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                  3,572           44.34     Open Market/Broker

SPO Partners II, L.P.              7/27/2005           Buy                    846           44.35     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                      6           43.73     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                      6           43.76     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                      6           43.78     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     30           43.79     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     12           43.80     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     12           43.85     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     12           43.87     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     18           43.88     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     18           43.89     Open Market/Broker

                                                                                                       Page 50 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       7/27/2005           Buy                     18           43.90     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                      6           43.91     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     24           43.92     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     12           43.93     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     18           43.94     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     12           43.95     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     18           43.97     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                      7           43.98     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     18           43.99     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     30           44.01     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     18           44.02     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     18           44.03     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     23           44.11     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                      6           44.12     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                      6           44.14     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                      6           44.15     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                      6           44.17     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     24           44.18     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     21           44.22     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     47           44.23     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     24           44.25     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     18           44.26     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     18           44.27     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     36           44.28     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     73           44.29     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                    300           44.30     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     54           44.31     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     66           44.32     Open Market/Broker

                                                                                                       Page 51 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       7/27/2005           Buy                    171           44.33     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                    228           44.34     Open Market/Broker

San Francisco Partners, L.P.       7/27/2005           Buy                     54           44.35     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                     83           43.99     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    564           44.00     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  1,151           44.01     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  1,956           44.02     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  1,692           44.03     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  1,504           44.04     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    658           44.05     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    752           44.06     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    993           44.07     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  3,196           44.08     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  2,367           44.09     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  3,075           44.10     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  2,255           44.11     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  2,256           44.12     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  1,786           44.13     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    940           44.14     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  1,431           44.15     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    846           44.17     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    696           44.18     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    282           44.19     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    752           44.20     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    470           44.21     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  1,316           44.22     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  1,505           44.24     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  8,272           44.25     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    564           44.26     Open Market/Broker

                                                                                                       Page 52 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              7/28/2005           Buy                  1,034           44.27     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  1,786           44.28     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                    940           44.29     Open Market/Broker

SPO Partners II, L.P.              7/28/2005           Buy                  1,878           44.30     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                      5           43.99     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     36           44.00     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     73           44.01     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                    125           44.02     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                    108           44.03     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     96           44.04     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     42           44.05     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     48           44.06     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     63           44.07     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                    204           44.08     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                    151           44.09     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                    196           44.10     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                    144           44.11     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                    144           44.12     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                    114           44.13     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     60           44.14     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     91           44.15     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     54           44.17     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     44           44.18     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     18           44.19     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     48           44.20     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     30           44.21     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     84           44.22     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     96           44.24     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                    528           44.25     Open Market/Broker

                                                                                                       Page 53 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       7/28/2005           Buy                     36           44.26     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     66           44.27     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                    114           44.28     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                     60           44.29     Open Market/Broker

San Francisco Partners, L.P.       7/28/2005           Buy                    122           44.30     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                    132           43.91     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  1,090           43.92     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                    564           43.93     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                    658           43.94     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  1,523           43.95     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  2,049           43.96     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  1,814           43.97     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  1,946           43.98     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  2,350           43.99     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  3,602           44.00     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                 12,284           44.01     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  2,021           44.02     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  1,133           44.03     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  1,687           44.04     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  5,491           44.05     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  9,691           44.06     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  3,565           44.07     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  2,533           44.08     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  1,043           44.09     Open Market/Broker

SPO Partners II, L.P.              7/29/2005           Buy                  1,224           44.10     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                      8           43.91     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                     70           43.92     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                     36           43.93     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                     42           43.94     Open Market/Broker

                                                                                                       Page 54 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       7/29/2005           Buy                     97           43.95     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    131           43.96     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    116           43.97     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    124           43.98     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    150           43.99     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    230           44.00     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    784           44.01     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    129           44.02     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                     72           44.03     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    108           44.04     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    351           44.05     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    619           44.06     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    228           44.07     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                    162           44.08     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                     67           44.09     Open Market/Broker

San Francisco Partners, L.P.       7/29/2005           Buy                     76           44.10     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                    470           43.85     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  1,222           43.86     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  3,008           43.87     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  4,888           43.88     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  2,256           43.89     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  3,572           43.90     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  2,106           43.91     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  5,978           43.92     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  5,452           43.93     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  1,410           43.94     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  2,687           43.95     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  2,077           43.96     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  1,816           43.97     Open Market/Broker

                                                                                                       Page 55 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/1/2005            Buy                  1,034           43.98     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  1,786           43.99     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  1,410           44.00     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                    940           44.01     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                    849           44.02     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  2,817           44.03     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                    564           44.04     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  2,076           44.05     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  1,478           44.06     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                    188           44.07     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  1,898           44.08     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  1,128           44.09     Open Market/Broker

SPO Partners II, L.P.              8/1/2005            Buy                  4,690           44.10     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                     30           43.85     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                     78           43.86     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    192           43.87     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    312           43.88     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    144           43.89     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    228           43.90     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    134           43.91     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    382           43.92     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    348           43.93     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                     90           43.94     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    171           43.95     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    133           43.96     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    116           43.97     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                     66           43.98     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    114           43.99     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                     90           44.00     Open Market/Broker

                                                                                                       Page 56 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/1/2005            Buy                     60           44.01     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                     54           44.02     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    180           44.03     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                     36           44.04     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    133           44.05     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                     94           44.06     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                     12           44.07     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    121           44.08     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                     72           44.09     Open Market/Broker

San Francisco Partners, L.P.       8/1/2005            Buy                    310           44.10     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  1,504           43.85     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                    658           43.86     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                    323           43.87     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                    940           43.88     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  2,068           43.89     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  5,881           43.90     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  2,745           43.91     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  2,162           43.92     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  2,822           43.93     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  3,946           43.94     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                 12,577           43.95     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                 10,195           43.96     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  7,616           43.97     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  5,874           43.98     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  6,950           43.99     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                 19,936           44.00     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                 22,459           44.01     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  7,907           44.02     Open Market/Broker

                                                                                                       Page 57 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/2/2005            Buy                  4,697           44.03     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  3,478           44.04     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                 11,580           44.05     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  3,847           44.06     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  1,692           44.07     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  2,434           44.08     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  2,045           44.09     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  3,343           44.10     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  1,180           44.11     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                  1,523           44.12     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                    368           44.13     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                     94           44.15     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                    282           44.17     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                     94           44.19     Open Market/Broker

SPO Partners II, L.P.              8/2/2005            Buy                     80           44.20     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                     96           43.85     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                     42           43.86     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                     21           43.87     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                     60           43.88     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    132           43.89     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    375           43.90     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    175           43.91     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    138           43.92     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    180           43.93     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    252           43.94     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    803           43.95     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    651           43.96     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    486           43.97     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    375           43.98     Open Market/Broker

                                                                                                       Page 58 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/2/2005            Buy                    444           43.99     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                  1,273           44.00     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                  1,434           44.01     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    505           44.02     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    300           44.03     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    222           44.04     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    739           44.05     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    246           44.06     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    108           44.07     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    155           44.08     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    130           44.09     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                    213           44.10     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                     75           44.11     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                     97           44.12     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                     23           44.13     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                      6           44.15     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                     18           44.17     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                      6           44.19     Open Market/Broker

San Francisco Partners, L.P.       8/2/2005            Buy                     20           44.20     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  1,504           43.91     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                    573           43.92     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  5,293           43.93     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  1,880           43.94     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  4,982           43.95     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  1,167           43.96     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  2,403           43.97     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  1,484           43.98     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  1,864           43.99     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  5,194           44.00     Open Market/Broker

                                                                                                       Page 59 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/3/2005            Buy                  2,054           44.01     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  1,701           44.02     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  2,895           44.03     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  2,256           44.04     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  1,340           44.05     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  2,045           44.06     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  1,974           44.07     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                    940           44.08     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                    752           44.09     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                  3,468           44.10     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                    104           44.11     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                    470           44.12     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                     94           44.14     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                    188           44.15     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                     94           44.18     Open Market/Broker

SPO Partners II, L.P.              8/3/2005            Buy                    381           44.20     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                     96           43.91     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                     37           43.92     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    338           43.93     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    120           43.94     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    318           43.95     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                     74           43.96     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    153           43.97     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                     95           43.98     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    119           43.99     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    331           44.00     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    131           44.01     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    109           44.02     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    185           44.03     Open Market/Broker

                                                                                                       Page 60 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/3/2005            Buy                    144           44.04     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                     85           44.05     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    130           44.06     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    126           44.07     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                     60           44.08     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                     48           44.09     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                    221           44.10     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                      7           44.11     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                     30           44.12     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                      6           44.14     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                     12           44.15     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                      6           44.18     Open Market/Broker

San Francisco Partners, L.P.       8/3/2005            Buy                     19           44.20     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    301           43.95     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    733           43.96     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    752           43.97     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    188           43.98     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                  1,222           43.99     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    940           44.00     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                  1,128           44.01     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                  1,692           44.02     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    650           44.03     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    376           44.04     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                  2,590           44.05     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    230           44.06     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    484           44.07     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    362           44.08     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    290           44.09     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                 10,058           44.10     Open Market/Broker

                                                                                                       Page 61 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/4/2005            Buy                    752           44.11     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                    658           44.12     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                     94           44.13     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                  1,222           44.14     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                  1,222           44.15     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                  2,079           44.16     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                  1,081           44.17     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                  2,339           44.18     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                  2,867           44.19     Open Market/Broker

SPO Partners II, L.P.              8/4/2005            Buy                  2,890           44.20     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     19           43.95     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     47           43.96     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     48           43.97     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     12           43.98     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     78           43.99     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     60           44.00     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     72           44.01     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                    108           44.02     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     42           44.03     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     24           44.04     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                    165           44.05     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     15           44.06     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     31           44.07     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     23           44.08     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     18           44.09     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                    642           44.10     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     48           44.11     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     42           44.12     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                      6           44.13     Open Market/Broker

                                                                                                       Page 62 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/4/2005            Buy                     78           44.14     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     78           44.15     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                    133           44.16     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                     69           44.17     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                    149           44.18     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                    183           44.19     Open Market/Broker

San Francisco Partners, L.P.       8/4/2005            Buy                    210           44.20     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                    752           43.91     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  2,538           43.93     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  2,520           43.94     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  4,334           43.95     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  4,597           43.96     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  8,108           43.97     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  5,264           43.98     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  5,241           43.99     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  5,585           44.00     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  6,745           44.01     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  4,324           44.02     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  1,699           44.03     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  2,249           44.04     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                    470           44.05     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                    658           44.06     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                    188           44.07     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                    851           44.08     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  1,217           44.09     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                    376           44.11     Open Market/Broker

SPO Partners II, L.P.              8/5/2005            Buy                  1,384           44.20     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                     48           43.91     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    162           43.93     Open Market/Broker

                                                                                                       Page 63 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/5/2005            Buy                    161           43.94     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    277           43.95     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    293           43.96     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    518           43.97     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    336           43.98     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    334           43.99     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    356           44.00     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    431           44.01     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    276           44.02     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    108           44.03     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    144           44.04     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                     30           44.05     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                     42           44.06     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                     12           44.07     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                     54           44.08     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                     78           44.09     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                     24           44.11     Open Market/Broker

San Francisco Partners, L.P.       8/5/2005            Buy                    116           44.20     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 12,717           40.40     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 26,301           40.45     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 16,262           40.47     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 15,322           40.52     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  6,285           40.59     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 16,544           40.60     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 13,811           40.60     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 16,466           40.65     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 22,544           40.70     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 15,651           40.70     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 56,442           40.75     Open Market/Broker

                                                                                                       Page 64 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/8/2005            Buy                 28,123           40.77     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  3,936           40.78     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 10,763           40.79     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 23,500           40.80     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 15,134           40.80     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 23,311           40.84     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 11,092           40.86     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  9,729           40.89     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 22,467           40.90     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 13,630           40.91     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 26,394           40.91     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                    376           40.94     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                    188           40.95     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                    376           40.96     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                    282           40.97     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                    188           40.98     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 64,705           41.00     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 54,612           41.00     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  4,700           41.02     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  1,128           41.03     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 73,226           41.05     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                641,832           41.05     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                     94           41.08     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  1,034           41.09     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 14,630           41.10     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                    376           41.12     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 13,463           41.13     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  6,862           41.14     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 64,683           41.15     Open Market/Broker

                                                                                                       Page 65 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/8/2005            Buy                  5,208           41.16     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  6,694           41.16     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  4,606           41.17     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 38,064           41.18     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 19,458           41.20     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  1,410           41.21     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  7,726           41.22     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                    290           41.23     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  3,102           41.24     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 30,397           41.25     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  4,756           41.28     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                  7,614           41.30     Open Market/Broker

SPO Partners II, L.P.              8/8/2005            Buy                 93,996           41.30     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    812           40.40     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  1,679           40.45     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  1,038           40.47     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    978           40.52     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    401           40.59     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  1,056           40.60     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    882           40.60     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  1,051           40.65     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  1,439           40.70     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    999           40.70     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  3,603           40.75     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  1,795           40.77     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    251           40.78     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    687           40.79     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  1,500           40.80     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    966           40.80     Open Market/Broker

                                                                                                       Page 66 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/8/2005            Buy                  1,488           40.84     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    708           40.86     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    621           40.89     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  1,434           40.90     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    870           40.91     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  1,685           40.91     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                     24           40.94     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                     12           40.95     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                     24           40.96     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                     18           40.97     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                     12           40.98     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  4,130           41.00     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  3,486           41.00     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    300           41.02     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                     72           41.03     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  4,674           41.05     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                 40,968           41.05     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                      6           41.08     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                     66           41.09     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    934           41.10     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                     24           41.12     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    859           41.13     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    438           41.14     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  4,129           41.15     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    332           41.16     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    427           41.16     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    294           41.17     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  2,430           41.18     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  1,242           41.20     Open Market/Broker

                                                                                                       Page 67 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/8/2005            Buy                     90           41.21     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    493           41.22     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                     19           41.23     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    198           41.24     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  1,940           41.25     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    304           41.28     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                    486           41.30     Open Market/Broker

San Francisco Partners, L.P.       8/8/2005            Buy                  6,004           41.30     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,350           40.66     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,367           40.73     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,427           40.87     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,444           40.95     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  1,880           40.99     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,444           41.00     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,538           41.10     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,350           41.11     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,350           41.11     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,350           41.21     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                    282           41.41     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                 27,279           41.72     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                183,939           41.75     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  9,978           41.97     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                 55,978           41.99     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                169,044           42.00     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                    752           42.59     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                    470           42.60     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                    846           42.64     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                    940           42.67     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  4,700           42.70     Open Market/Broker

                                                                                                       Page 68 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/9/2005            Buy                  9,712           42.72     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  4,606           42.75     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                 23,500           42.75     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                 11,098           42.75     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                 23,511           42.76     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  4,700           42.78     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,385           42.81     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                 15,230           42.82     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,350           42.82     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  4,700           42.82     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  1,504           42.82     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  7,203           42.85     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  5,264           42.85     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                     94           42.85     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  5,929           42.88     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,625           42.88     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  9,964           42.90     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                 13,779           42.90     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  7,050           42.95     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                  2,350           42.98     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                 26,123           42.98     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                 21,150           43.00     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                 94,000           43.05     Open Market/Broker

SPO Partners II, L.P.              8/9/2005            Buy                163,465           43.10     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    150           40.66     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    151           40.73     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    155           40.87     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    156           40.95     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    120           40.99     Open Market/Broker

                                                                                                       Page 69 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/9/2005            Buy                    156           41.00     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    162           41.10     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    150           41.11     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    150           41.11     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    150           41.21     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                     18           41.41     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                  1,741           41.72     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                 11,741           41.75     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    637           41.97     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                  3,573           41.99     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                 10,790           42.00     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                     48           42.59     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                     30           42.60     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                     54           42.64     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                     60           42.67     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    300           42.70     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    620           42.72     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    294           42.75     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                  1,500           42.75     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    708           42.75     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                  1,501           42.76     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    300           42.78     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    152           42.81     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    972           42.82     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    150           42.82     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    300           42.82     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                     96           42.82     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    460           42.85     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    336           42.85     Open Market/Broker

                                                                                                       Page 70 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/9/2005            Buy                      6           42.85     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    378           42.88     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    168           42.88     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    636           42.90     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    879           42.90     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    450           42.95     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                    150           42.98     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                  1,667           42.98     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                  1,350           43.00     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                  6,000           43.05     Open Market/Broker

San Francisco Partners, L.P.       8/9/2005            Buy                 10,435           43.10     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  4,732           42.47     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  5,566           42.49     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  4,875           42.50     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  4,814           42.52     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                 14,109           42.52     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  9,451           42.52     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                 17,563           42.55     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                 14,499           42.58     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                 20,497           42.60     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,350           42.67     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                    846           42.73     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,350           42.76     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,350           42.76     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,350           42.76     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,350           42.77     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,350           42.77     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,418           42.77     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,564           42.77     Open Market/Broker

                                                                                                       Page 71 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/10/2055           Buy                  2,632           42.78     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,914           42.79     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,538           42.79     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,350           42.80     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  1,600           42.80     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,442           42.80     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,726           42.81     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,902           42.82     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  7,087           42.94     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                 27,824           42.98     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  2,445           42.99     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  7,144           42.99     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  3,853           43.00     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  9,494           43.00     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                 26,696           43.00     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                 23,500           43.00     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                 37,294           43.00     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  7,050           43.00     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  9,776           43.00     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  7,144           43.01     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  7,332           43.01     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                 31,960           43.01     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  7,050           43.01     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  9,588           43.01     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  9,682           43.02     Open Market/Broker

SPO Partners II, L.P.              8/10/2055           Buy                  7,043           43.02     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    302           42.47     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    355           42.49     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    311           42.50     Open Market/Broker

                                                                                                       Page 72 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/10/2005           Buy                    307           42.52     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    901           42.52     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    603           42.52     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                  1,121           42.55     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    925           42.58     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                  1,308           42.60     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    150           42.67     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                     54           42.73     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    150           42.76     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    150           42.76     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    150           42.76     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    150           42.77     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    150           42.77     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    154           42.77     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    164           42.77     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    168           42.78     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    186           42.79     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    162           42.79     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    150           42.80     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    102           42.80     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    156           42.80     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    174           42.81     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    185           42.82     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    452           42.94     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                  1,776           42.98     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    156           42.99     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    456           42.99     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    246           43.00     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    606           43.00     Open Market/Broker

                                                                                                       Page 73 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/10/2005           Buy                  1,704           43.00     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                  1,500           43.00     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                  2,380           43.00     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    450           43.00     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    624           43.00     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    456           43.01     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    468           43.01     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                  2,040           43.01     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    450           43.01     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    612           43.01     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    618           43.02     Open Market/Broker

San Francisco Partners, L.P.       8/10/2005           Buy                    457           43.02     Open Market/Broker

SPO Partners II, L.P.              8/11/2005           Buy                  3,310           42.79     Open Market/Broker

SPO Partners II, L.P.              8/11/2005           Buy                  3,245           42.80     Open Market/Broker

SPO Partners II, L.P.              8/11/2005           Buy                 63,945           42.80     Open Market/Broker

San Francisco Partners, L.P.       8/11/2005           Buy                    211           42.79     Open Market/Broker

San Francisco Partners, L.P.       8/11/2005           Buy                    207           42.80     Open Market/Broker

San Francisco Partners, L.P.       8/11/2005           Buy                  4,082           42.80     Open Market/Broker

                                                                                                       Page 74 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/12/2005           Buy                    282           42.49     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    282           42.51     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    564           42.55     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    470           42.56     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    282           42.57     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    376           42.58     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  1,974           42.59     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    752           42.59     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                 11,844           42.60     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    957           42.61     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  2,134           42.62     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  4,592           42.63     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  2,726           42.64     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  5,922           42.65     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  1,974           42.66     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    136           42.66     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  2,538           42.67     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  2,596           42.68     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  3,740           42.69     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  3,572           42.70     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    940           42.71     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    188           42.72     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  1,034           42.73     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    282           42.74     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  3,611           42.75     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    470           42.76     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    282           42.77     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                    282           42.78     Open Market/Broker

SPO Partners II, L.P.              8/12/2005           Buy                  1,798           42.80     Open Market/Broker

                                                                                                       Page 75 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/12/2005           Buy                     18           42.49     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     18           42.51     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     36           42.55     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     30           42.56     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     18           42.57     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     24           42.58     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    126           42.59     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     48           42.59     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    756           42.60     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     61           42.61     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    136           42.62     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    293           42.63     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    174           42.64     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    378           42.65     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    126           42.66     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                      9           42.66     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    162           42.67     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    166           42.68     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    239           42.69     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    228           42.70     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     60           42.71     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     12           42.72     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     66           42.73     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     18           42.74     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    230           42.75     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     30           42.76     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     18           42.77     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                     18           42.78     Open Market/Broker

San Francisco Partners, L.P.       8/12/2005           Buy                    102           42.80     Open Market/Broker

                                                                                                       Page 76 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/15/2005           Buy                    103           42.55     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    807           42.56     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    752           42.57     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  2,444           42.58     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    750           42.60     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                      7           42.66     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  1,128           42.67     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  1,585           42.68     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  3,303           42.69     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  4,700           42.69     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  3,104           42.70     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  3,176           42.72     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  3,956           42.73     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  1,111           42.74     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  2,568           42.75     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    564           42.76     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  1,975           42.77     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  1,226           42.78     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    568           42.79     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    470           42.80     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    470           42.81     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                     94           42.87     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    282           42.90     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                     94           42.93     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    376           42.94     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    846           43.18     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    564           43.19     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    658           43.20     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                     94           43.22     Open Market/Broker

                                                                                                       Page 77 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/15/2005           Buy                  1,504           43.22     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  1,128           43.24     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  4,794           43.25     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  6,394           43.26     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  2,162           43.27     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  2,535           43.28     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  3,033           43.29     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    188           43.30     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  8,210           43.30     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    470           43.31     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  1,034           43.32     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    282           43.33     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    635           43.34     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                  1,066           43.35     Open Market/Broker

SPO Partners II, L.P.              8/15/2005           Buy                    190           43.36     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                      7           42.55     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     51           42.56     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     48           42.57     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    156           42.58     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     48           42.60     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     72           42.67     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    101           42.68     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    211           42.69     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    300           42.69     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    198           42.70     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    203           42.72     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    253           42.73     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     71           42.74     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    164           42.75     Open Market/Broker

                                                                                                       Page 78 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/15/2005           Buy                     36           42.76     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    126           42.77     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     78           42.78     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     36           42.79     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     30           42.80     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     30           42.81     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                      6           42.87     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     18           42.90     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                      6           42.93     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     24           42.94     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     54           43.18     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     36           43.19     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     42           43.20     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                      6           43.22     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     96           43.22     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     72           43.24     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    306           43.25     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    408           43.26     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    138           43.27     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    162           43.28     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    194           43.29     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     12           43.30     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                    524           43.30     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     30           43.31     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     66           43.32     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     18           43.33     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     40           43.34     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     68           43.35     Open Market/Broker

San Francisco Partners, L.P.       8/15/2005           Buy                     55           43.36     Open Market/Broker

                                                                                                       Page 79 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/16/2005           Buy                     94           43.04     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                     94           43.05     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                     94           43.06     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                    376           43.07     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                    376           43.09     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                    376           43.11     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                    327           43.12     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  2,286           43.13     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  4,436           43.14     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  2,069           43.15     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  6,016           43.16     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                    940           43.17     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  2,852           43.18     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  2,830           43.19     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  2,197           43.20     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  7,724           43.21     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  2,938           43.22     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  8,927           43.23     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  3,779           43.24     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  5,701           43.25     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  2,063           43.26     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  3,299           43.27     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  3,862           43.28     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  2,110           43.29     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  2,068           43.30     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  1,638           43.31     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  2,162           43.32     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  1,786           43.33     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  2,166           43.34     Open Market/Broker

                                                                                                       Page 80 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/16/2005           Buy                  1,906           43.35     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  4,367           43.36     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  5,567           43.37     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  4,094           43.38     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                  4,069           43.39     Open Market/Broker

SPO Partners II, L.P.              8/16/2005           Buy                 15,311           43.40     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                      6           43.04     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                      6           43.05     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                      6           43.06     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                     24           43.07     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                     24           43.09     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                     24           43.11     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                     21           43.12     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    146           43.13     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    283           43.14     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    132           43.15     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    384           43.16     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                     60           43.17     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    182           43.18     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    181           43.19     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    140           43.20     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    493           43.21     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    187           43.22     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    570           43.23     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    241           43.24     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    364           43.25     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    132           43.26     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    211           43.27     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    247           43.28     Open Market/Broker

                                                                                                       Page 81 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/16/2005           Buy                    135           43.29     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    132           43.30     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    105           43.31     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    138           43.32     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    114           43.33     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    138           43.34     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    122           43.35     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    279           43.36     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    355           43.37     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    261           43.38     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    260           43.39     Open Market/Broker

San Francisco Partners, L.P.       8/16/2005           Buy                    997           43.40     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                    376           42.95     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                    282           42.97     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  1,054           42.98     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  5,555           42.99     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  5,468           43.00     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                    188           43.01     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  1,692           43.02     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  3,102           43.03     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                    855           43.04     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  4,858           43.05     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  4,067           43.06     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  1,128           43.07     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  3,419           43.08     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  2,073           43.09     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                    752           43.10     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  1,845           43.11     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                    760           43.12     Open Market/Broker

                                                                                                       Page 82 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/17/2005           Buy                  1,998           43.13     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  2,830           43.14     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  4,229           43.15     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  1,881           43.16     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  3,948           43.17     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  1,592           43.18     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  1,506           43.19     Open Market/Broker

SPO Partners II, L.P.              8/17/2005           Buy                  9,542           43.20     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                     24           42.95     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                     18           42.97     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                     67           42.98     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    355           42.99     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    349           43.00     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                     12           43.01     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    108           43.02     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    198           43.03     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                     55           43.04     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    310           43.05     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    260           43.06     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                     72           43.07     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    218           43.08     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    132           43.09     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                     48           43.10     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    118           43.11     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                     49           43.12     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    127           43.13     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    181           43.14     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    270           43.15     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    120           43.16     Open Market/Broker

                                                                                                       Page 83 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/17/2005           Buy                    252           43.17     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    102           43.18     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                     96           43.19     Open Market/Broker

San Francisco Partners, L.P.       8/17/2005           Buy                    559           43.20     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                    109           42.01     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,598           42.06     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,786           42.07     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  2,726           42.09     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                    470           42.10     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,880           42.11     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  2,162           42.12     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,316           42.13     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  4,700           42.14     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  2,256           42.14     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                191,948           42.15     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  2,068           42.17     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,677           42.18     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                    188           42.19     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  2,216           42.20     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                179,959           42.20     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,880           42.21     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  3,572           42.22     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,034           42.23     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,410           42.24     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  3,196           42.25     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,880           42.26     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  4,230           42.27     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  3,008           42.28     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  3,117           42.29     Open Market/Broker

                                                                                                       Page 84 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
SPO Partners II, L.P.              8/18/2005           Buy                  7,220           42.30     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  2,444           42.31     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  3,572           42.32     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  3,102           42.33     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  4,982           42.34     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  4,700           42.35     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  6,204           42.36     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                    940           42.41     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,974           42.45     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                    658           42.49     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,692           42.51     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                    752           42.53     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,128           42.54     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                    216           42.55     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,034           42.57     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  3,958           42.58     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  3,157           42.59     Open Market/Broker

SPO Partners II, L.P.              8/18/2005           Buy                  1,881           42.60     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                      7           42.01     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    102           42.06     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    114           42.07     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    174           42.09     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                     30           42.10     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    120           42.11     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    138           42.12     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                     84           42.13     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    300           42.14     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    144           42.14     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                 12,252           42.15     Open Market/Broker

                                                                                                       Page 85 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/18/2005           Buy                    132           42.17     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    107           42.18     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                     12           42.19     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    141           42.20     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                 11,487           42.20     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    120           42.21     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    228           42.22     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                     66           42.23     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                     90           42.24     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    204           42.25     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    120           42.26     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    270           42.27     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    192           42.28     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    199           42.29     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    461           42.30     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    156           42.31     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    228           42.32     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    198           42.33     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    318           42.34     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    300           42.35     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    396           42.36     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                     60           42.41     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    126           42.45     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                     42           42.49     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    108           42.51     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                     48           42.53     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                     72           42.54     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                     14           42.55     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                     66           42.57     Open Market/Broker

                                                                                                       Page 86 of 87 pages

                                     DATE OF                                            PRICE PER         WHERE/HOW
      REPORTING PERSON             TRANSACTION         TYPE      NUMBER OF SHARES       SHARE ($)     TRANSACTION EFFECTED
---------------------------        -----------         ----      ----------------       ---------     --------------------
San Francisco Partners, L.P.       8/18/2005           Buy                    253           42.58     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    202           42.59     Open Market/Broker

San Francisco Partners, L.P.       8/18/2005           Buy                    119           42.60     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                170,000           41.30     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                    800           41.31     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                  8,400           41.32     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                  4,795           41.33     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                  1,432           41.34     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                  3,700           41.35     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                  2,234           41.36     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                  9,604           41.37     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                  7,300           41.38     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                  2,637           41.39     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                 75,000           41.40     Open Market/Broker

SPO Partners II, L.P.              8/19/2005           Buy                 29,098           41.40     Open Market/Broker

                                                            Page 87 of 87 pages


                                                   EXHIBIT INDEX

EXHIBIT    DOCUMENT DESCRIPTION                   PAGE NO.
-------    --------------------                   --------
A          Agreement Pursuant to Rule 13d-1 (k)      1
B          Power of Attorney                         2